SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 33-73508
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                        Fremont Funding Inc., Transferor
                    Fremont Small Business Loan Master Trust
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             (Exact name of registrant as specified in its charter)

                     2020 Santa Monica Boulevard, Suite 500
               Santa Monica, California 90404-2023; (310) 315-5500
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         $135,000,000 Variable Rate Asset Backed Certificates, Series C $100,000,000 Variable Rate Asset Backed Certificates, Series D - Class A
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
       -------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

         Rule 12g-4(a)(1)(i)   [ ]           Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12h-3(b)(1)(i)   [X]           Rule 15d-6             [X]

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934 Fremont Funding Inc., as Transferor in respect of the Fremont Small Business Loan Master Trust, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 29, 2000                    FREMONT FUNDING, INC.

                                        BY: /s/ Bruno A. Marszowski
                                            --------------------------------
                                            Bruno A. Marszowski
                                            Senior Vice President - Controller
                                            and Chief Financial Officer